Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – July 16, 2003

DATALINK CORPORATION REPORTS 2003 SECOND QUARTER OPERATING
RESULTS

Results exceed previous guidance; Revenues up 25% from prior year

Live Webcast of Conference Call at 9:30 AM Central Time today, July 16, 2003

MINNEAPOLIS – July 16, 2003 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, reported revenue of $26.4 million for the quarter ended June 30, 2003, a 25 percent increase from $21.0 million generated in the prior year period.  The company’s net loss was $186,000, or $.02 per share, in the second quarter, versus a net loss of $1.2 million, or $.13 per share, for the year-ago second quarter.

Datalink’s revenues and per share loss for the quarter were better than guidance given on April 16, 2003. The Company previously forecasted revenues of $21.5 million to $25.5 million with a per share loss $.06 to $.15 per share.

For the six months ending June 30, 2003, revenues increased 17 percent to $50.1 million, versus $42.8 million generated in the same 2002 period. Datalink’s net loss improved to $1.0 million, or $.10 per share, from a net loss of $2.5 million or $.28 per share, in the year-ago six month period.

Net losses in 2003 do not include any tax benefit of the operating loss. Beginning in 2003, Datalink ceased recording tax benefit on operating losses. The tax benefit of the company’s operating losses may be realized in the future when Datalink has taxable income.

Included in the current quarter results is a one-time non-cash charge of $218,000 related to the sublease of one of Datalink’s regional offices for an amount less than the lease rates that the company is committed to pay.

Greg Meland, Datalink’s president and CEO, commented, “We significantly improved our operating results during the second quarter. We increased revenues 25 percent from the prior year and 11 percent sequentially from our first quarter. Our operating losses narrowed significantly and we continued to build Datalink’s position in the marketplace as a leader in networked storage expertise.”

Meland continued, “Many corporations continue to wait for better business conditions before investing in information technology. Even in this difficult environment, Datalink was able to grow its business significantly. We were successful in providing a broader array of services and solutions integrating new data storage technologies into customers’ storage environments.  We also expanded the capabilities of Datalink’s customer support area, offering enhanced services that deliver broader access to Datalink’s networked storage expertise and help stretched information system staffs better meet their organizational needs.”

The improvement in Datalink’s operating losses from the prior year period reflects revenue growth, higher margins on professional and customer support services and fixed cost reductions.

Datalink’s balance sheet remains strong. The company has no funded debt and the capital strength and flexibility to fund planned growth.

Concluded Meland, “Datalink remains the national leader in independent data storage architecture.  We are focused on emerging technologies that generate high value returns for customers while differentiating Datalink from its competition. Solutions including disk based protection, modular disk, the movement of storage intelligence to the network and enhanced storage management software, provide customers with compelling opportunities to lower their costs while achieving better protection and availability of critical data. Also, the increasing need by manufacturers to reduce their own costs and rely on channel partners, as compared to dedicating personnel for direct sales efforts, affirms Datalink’s place in the market and further enhances its opportunity.”

Outlook:

Datalink believes that the outlook for improved capital spending remains uncertain. The company’s third quarter operating results can be impacted by seasonal factors and the company does not expect a significant increase in third-quarter revenue over the second. For the third quarter ending September 30, 2003, Datalink expects revenues to range from $23.5 to $27.5 million, with a net result of breakeven to a loss of $.09 per diluted share. The net loss guidance does not include operating tax benefit.

Webcast

A live Webcast of the Datalink conference call to discuss operating results is scheduled for today, July 16, 2003 at 9:30 a.m. Central Time and can be heard via Datalink’s Website, www.datalink.com.

Datalink Corporation is an information storage architect. The company analyzes, designs, implements, and supports information storage infrastructures that store, protect, and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software, and technical services.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  This press release contains forward-looking statements, including our internal projections of anticipated third quarter 2003 operating results, which reflect our views regarding future events and financial performance.  These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated.  The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to:  the level of continuing demand for storage, including the effects of current economic conditions; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; revenue recognition policies that may unpredictably defer reporting of our revenues; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; risks associated with possible future acquisitions; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price.

# # #

Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Dan Kinsella
Investor Relations Coordinator	Vice President Finance and Chief Financial Officer
Phone: 952-279-4794	Phone: 952-944-3462
Fax: 952-944-7869
e-mail: investor@datalink.com
web site: www.datalink.com

DATALINK CORPORATION

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net sales:
Products	$18,601	$13,910	$34,868	$28,881
Services	7,770	7,109	15,245	13,922
Total net sales	26,371	21,019	50,113	42,803

Cost of sales:
Cost of product sales	14,786	10,863	27,104	22,212
Cost of service sales	4,765	5,113	9,862	10,045
Total cost of sales	19,550	15,976	36,966	32,257
Gross profit	6,821	5,043	13,147	10,546
Operating expenses:
Sales and marketing	2,902	2,827	6,058	6,042
General and administrative	2,942	2,606	5,750	5,240
Engineering	972	1,357	1,998	2,874
Amortization of intangibles	215	231	430	462
	7,031	7,021	14,236	14,618
Loss from operations	(211)	(1,978)	(1,089)	(4,072)
Interest income, net	24	39	43	57
Loss before income taxes	(186)	(1,939)	(1,046)	(4,015)
Income tax benefit	—	(710)	—	(1,486)
Net loss	$(186)	$(1,229)	$(1,046)	$(2,529)

Net loss per share:
Basic	$(0.02)	$(0.13)	$(0.10)	$(0.28)
Diluted	$(0.02)	$(0.13)	$(0.10)	$(0.28)
Weighted average shares outstanding:
Basic	10,220	9,374	10,217	9,168
Diluted	10,220	9,374	10,217	9,168

DATALINK CORPORATION

BALANCE SHEETS

(In thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$8,961	$10,334
Accounts receivable, net	15,931	12,419
Inventories	1,990	2,410
Inventories shipped but not installed	1,652	4,059
Income tax receivable	1,958	1,952
Other current assets	288	401
Total current assets	30,780	31,575
Property and equipment, net	4,951	5,506
Goodwill	5,500	5,500
Intangibles, net	1,705	2,135
Other assets	64	69
Total assets	$43,000	$44,785

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,491	$13,667
Accrued commissions	672	818
Accrued sales and use tax	739	496
Accrued expenses, other	1,118	683
Deferred profit	3,004	2,434
Total current liabilities	17,024	18,098
Deferred rent	515	341
Total liabilities	17,539	18,439

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value, 50,000,000 shares authorized, 10,222,921 and 10,206,699 shares issued and outstanding as of June 30, 2003 and December 31, 2002, respectively	10	10
Additional paid-in capital	26,014	25,854
Retained earnings (accumulated deficit)	(563)	482
Total stockholders’ equity	25,461	26,346
Total liabilities and stockholders’ equity	$43,000	$44,785

DATALINK CORPORATION

STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002

Cash flows from operating activities:
Net loss	$(1,046)	$(2,529)
Adjustments to reconcile net loss to net cash provided by operating activities:

Provision for bad debts	30	57
Depreciation and amortization	1,003	1,086
Amortization of intangibles	430	462
Deferred income taxes	—	(4)
Deferred rent	174	91
Loss on sale of assets	5	—
Changes in operating assets and liabilities:
Accounts receivable	(3,541)	4,497
Inventories	2,827	966
Other current assets	107	(67)
Other assets	73	178
Accounts payable	(2,176)	(4,734)
Accrued expenses	532	(473)
Income taxes	—	(177)
Deferred profit	570	45
Net cash used in operating activities	(1,012)	(602)

Cash flows from investing activities:
Purchase of property and equipment	(454)	(538)
Net cash provided by (used in) investing activities	(454)	(538)

Cash flows from financing activities:
Proceeds from issuance of common stock	93	5,437
Payments on note payable to former stockholder	—	(704)
Net cash provided by financing activities	93	4,733

Increase (decrease) in cash and cash equivalents	(1,373)	3,593
Cash and cash equivalents, beginning of period	10,334	5,846
Cash and cash equivalents, end of period	$8,961	$9,439